     As filed with the Securities and Exchange Commission on April 17, 1997
                                                           Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          CYTOCLONAL PHARMACEUTICS INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                                     75-2402409
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)


       9000 Harry Hines Blvd, Suite 330, Dallas, Texas 75235 (214)353-2922 (Address, including zip code, and telephone number, including area code, of registrants's principal executive offices)


                        ARTHUR P. BOLLON, Chairman & CEO
                          CYTOCLONAL PHARMACEUTICS INC.
              9000 Harry Hines Blvd., Suite 330, Dallas Texas 75235
                                 (214) 353-2922
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      ------------------------------------

                                    Copy to:

                              ROBERT H. COHEN, ESQ.
                     Morrison Cohen Singer & Weinstein, LLP
                              750 Lexington Avenue
                            New York, New York 10022
                                 (212) 735-8680
                      ------------------------------------


        Approximate date of commencement of proposed sale to the public:
     From time to time after this registration statement becomes effective.

                  If any of the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

                  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|


                  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

                         CALCULATION OF REGISTRATION FEE

 Title of                          Proposed         Proposed
  Shares              Amount        Maximum         Maximum        Amount of
   to be               to be     Offering Price     Aggregate     Registration
Registered          Registered    Per Share (1)   Offering Price      Fee
----------          ----------   --------------   --------------  ------------


Common Stock,
par value $ .01       150,000       $4.125          $618,750.00      $187.50
                    ----------   -------------      -----------     ---------

-------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(g), based on the average of the closing bid and asked prices of the Registrant's Common Stock on April 11, 1997, as quoted on the Nasdaq SmallCap Market System.



                      -------------------------------------


                  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                      -------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                   SUBJECT TO COMPLETION, DATED APRIL 17, 1997

PROSPECTUS
                                 150,000 Shares

                          CYTOCLONAL PHARMACEUTICS INC.

                                  Common Stock

                  This Prospectus relates to the offering by a selling stockholder (the "Selling Stockholder") of Cytoclonal Pharmaceutics Inc., a Delaware corporation ("Cytoclonal" or the "Company"), of up to an aggregate of 150,000 shares of Common Stock, par value $ .01 per share ("Common Stock"), of Cytoclonal, which share was issued to the Selling Stockholder in February 1997 upon exercise of an existing purchase option ("Purchase Option") to acquire the Common Stock. Such Purchase Option was issued in a private transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act"), in consideration for services rendered as placement agent for the Company's 1992 private offering of securities. The Company will not receive any proceeds from the sale of such shares of Common Stock by the Selling Stockholder. The shares of Common Stock offered from time to time by the Selling Stockholder are hereinafter referred to as the "Shares." The Shares may be sold from time to time directly by the Selling Stockholder or by pledgees, donees, transferees or other successors in interest. Alternatively, the Shares may be offered from time to time by the Selling Stockholder to or through brokers or dealers who may act solely as agent, or may acquire shares as principal. The distribution of the Shares may be effected in one or more transactions that take place on the Nasdaq SmallCap Market System, including block trades, ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales. In connection with such sales, the Selling Stockholder and any participating brokers or dealers may be deemed "underwriters" as such term is defined in the Act.

                  The Company will bear all expenses (other than underwriting discounts and selling commissions, state and local transfer taxes, and fees and expenses of counsel or other advisers to the Selling Stockholder) in connection with the registration of the Shares being offered by the Selling Stockholder.

AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

        SEE "RISK FACTORS" ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS
               THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The Common Stock of the Company is quoted on the Nasdaq SmallCap Market System under the symbol "CYPH." On April 11, 1997, the reported closing bid price of the Common Stock on the Nasdaq SmallCap Market System was $4.0625 per share.

                  The date of this Prospectus is April __, 1997

                  No dealer, salesman or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale or distribution made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Available Information........................................................3
Incorporation of Certain Information by Reference............................3
The Company..................................................................4
Risk Factors.................................................................5
As Adjusted Financial Information...........................................13
Use of Proceeds.............................................................14
Selling Stockholder.........................................................14
Plan of Distribution........................................................15
Experts.....................................................................15
Legal Matters...............................................................15

                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such materials may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                  The Company's Common Stock is quoted on the Nasdaq SmallCap Market System under the symbol CYPH. The Company's reports, proxy statements and other information filed with the Commission may also be inspected and copied at the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

                  This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 filed by the Company with the Commission (the "Registration Statement") with respect to the Shares, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits thereto. Each summary in this Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such information or exhibit.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

                  The Company hereby incorporates by reference the following documents filed with the Commission:

         (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996; and

         (b) The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

                  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  The Company will provide a copy of any documents incorporated by reference herein (excluding exhibits to the documents so incorporated, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates), free of charge, to each person to whom this Prospectus is delivered, upon written or oral request to Cytoclonal Pharmaceutics Inc., 9000 Harry Hines Blvd., Suite 330, Dallas, Texas 75235,
Attention: Corporate Secretary; telephone (214) 353-2922.

                               PROSPECTUS SUMMARY

         This Prospectus contains historical information and forward-looking statements involving risks and uncertainties. The Company's actual results could differ materially. Factors causing or contributing to such differences include those below, as well as those discussed under Risk Factors and elsewhere in this Prospectus.

                                   THE COMPANY

         CYTOCLONAL Pharmaceutics Inc. ("CPI" or the "Company") is a development stage biopharmaceutical company focusing on the development of diagnostic and therapeutic products for the identification, treatment and prevention of cancer and infectious diseases. To date, the Company has been involved solely in research and development activities relating to several products that are at various stages of development. The Company's research and development activities relate principally to its proprietary fungal paclitaxel production system, its diagnostic and imaging lung cancer products, Human Gene Discovery Program and its Vaccine program. Taxol (TM) (the brand name for Paclitaxel) has been designated by the National Cancer Institute as the most important cancer drug introduced in the past ten years.

         The Company's strategy is to focus on its (i) Fungal Paclitaxel Production System program since Paclitaxel has been approved by the FDA as a treatment for refractory breast and ovarian cancer; and (ii) Human Gene Discovery Program, including a proprietary cancer related gene ("LCG gene") and related monoclonal antibody ("MAb"), addressing the need for diagnosis and treatment of lung cancer, the second most common form of cancer, and its Vaccine program. Other programs which involve tumor necrosis factor -- polyethylene glycol ("TNF-PEG"), a fusion protein ("IL-T"), a potential anti-leukemia drug ("IL-P") and anti-sense therapeutics -- are being pursued at modest levels. These other programs may serve as platforms for future products and/or alternatives to the two primary programs if unforeseen problems develop. In addition, several of the technologies under development are complementary and could possibly potentiate each other.

         The Company was created in 1991 to acquire rights to certain proprietary cancer and viral therapeutic technology developed at the Wadley Institutes in Dallas, Texas. Through its own research and development efforts and agreements with other research institutions and biotechnology companies, the Company has acquired and/or developed additional proprietary technology and rights. The Company has not developed any commercial products, will require significant additional financing to complete development and obtain regulatory approvals for its proposed products which, if ever received, can take several years.

         In February 1996, the Company obtained exclusive rights to a technology and pending patent developed at the University of California, Los Angeles for the Paclitaxel treatment of polycystic kidney disease.

         In June 1996, the Company entered into a Patent License Agreement with the Board of Regents of the University of Texas System whereby the Company received an exclusive royalty-bearing license to manufacture, have manufactured, use, sell and/or sublicense products related to a U.S. Patent Application entitled "A Method for Ranking Sequences to Select Target Sequence Zones of Nucleus Acids." The technology has identified optimum regions within genes to bind anti-sense products. Anti-sense products are under development to control genes involved in human diseases such as cancer, diabetes, or AIDS. A patent application has been filed on this technology. This discovery potentially has broad applications to many human and viral genes involved in human disease.

         In July 1996, the Company entered into an agreement with the Washington State University Research Foundation whereby the Company received an exclusive, world-wide license to use and/or sublicense patented technology or prospective patented technology related to genes for enzymes and the associated gene products, including the enzymes, in the biosynthetic pathway for Paclitaxel from the yew tree. This gene will be used along with a related fungal gene region to further optimize the Fungal Paclitaxel Production System.

         The Company was originally incorporated in the state of Texas in September 1991 as Bio Pharmaceutics, Inc. and changed its name to Cytoclonal Pharmaceutics Inc. in November 1991. The Company was reincorporated in Delaware by merger into a wholly-owned Delaware subsidiary in January 1992. The Company's executive offices are located at 9000 Harry Hines Boulevard, Suite 330, Dallas, Texas 75235 and its telephone number is (214) 353-2922.

                                  RISK FACTORS

                  AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

                  Accumulated Deficit; and History of Significant Losses and Anticipated Continuing Future Losses. The Company's balance sheet as of December 31, 1996 reflects an accumulated deficit of $(11,852,000). In addition, the Company's statements of operations for the years ended December 31, 1996 and 1995 reflect net losses of $(2,890,000) and $(2,691,000), respectively, or approximately $(0.42) and $(0.53) per share, respectively. The Company has continued to incur substantial operating losses since December 31, 1996 and expects to incur significant operating losses for at least several years. There can be no assurances that future revenues will be generated, or that, if generated, the Company's operations will be profitable, or that the Company will be able to obtain sufficient additional funds to continue its planned activities.

                  Development Stage Company; No Product Revenue. The Company is in the development stage, and through December 31, 1996, has generated no sales revenue and has no prospects for revenue in the foreseeable future. Substantial losses to date have resulted principally from costs incurred in research and development activities and general and administrative expenses, as well as from the purchase of equipment and leasehold improvements to the Company's facilities. The Company will be required to conduct significant research, development, testing and regulatory compliance activities which, together with projected general and administrative expenses, are expected to result in additional significant continuing operating losses. The Company does not expect to receive regulatory approvals for any of its proposed products for at least several years, if ever. The Company currently has no source of operating revenue, and there can be no assurance that it will be able to develop any such revenue source or that its operations will become profitable, even if it is able to commercialize any products. Further, as a development stage company, the Company has a limited relevant operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the evolving, heavily regulated biotechnology industry, which is characterized by an increasing number of market entrants, intense competition and a high failure rate. In addition, significant challenges are often encountered in shifting from developmental to commercial activities.

                  Need for Substantial Additional Funds; Negative Cash Flow. The Company is currently experiencing, and has since its inception experienced, negative cash flow from operations which is expected to continue in the foreseeable future. Since its inception, the Company has been dependent upon equity infusions, bridge financings and the Company's initial public offering in November 1995 to fund its continuing operations. The Company's future cash requirements may vary materially from current estimates because of results of the Company's research and development programs, clinical studies, changes in the focus and direction of the Company's research and development programs, competitive and technological advances and other factors. In any event, the Company will require substantial funds to conduct development activities, pre-clinical and clinical trials, apply for regulatory approvals and commercialize products, if any, that it develops.

                  The Company does not have any commitments or arrangements to obtain any additional financing and there is no assurance that required financing will be available to the Company on acceptable terms, if at all. Although the Company will seek to fund a portion of its product development efforts by entering into collaborative ventures with corporate partners, obtaining research contracts, entering into research and development partnerships and obtaining government grants, there can be no assurance that the Company will be able to enter into any such additional ventures on acceptable terms, if at all.

                  Dependence on Collaborations and Licenses with Others. The Company's strategy for the development, clinical testing, manufacturing and commercialization of its proposed products includes entering into various collaborations with corporate partners, licensors, licensees and others, and is dependent upon the subsequent success of these outside parties in performing their responsibilities. The Company has entered into several research and license agreements and is continually seeking to enter into additional arrangements with other collaborators. There can be no assurance that its current arrangements or any future arrangements will lead to the development of products with commercial potential, that the Company will be able to obtain proprietary rights or licenses for proprietary rights with respect to any technology developed in connection with these arrangements or that the Company will be able to insure the confidentiality of any proprietary rights and information developed in such collaborative arrangements or prevent the public disclosure thereof.

                  In general, collaborative agreements provide that they may be terminated under certain circumstances. There can be no assurance that the Company will be able to extend any of its collaborative agreements upon their termination or expiration, or that the Company will be able to enter into new collaborative agreements with existing or new partners in the future. To the extent the Company chooses not to or is unable to establish any additional collaborative arrangements, it would require substantially greater capital to undertake research, development and marketing of its proposed products at its own expense. In addition, the Company may encounter significant delays in introducing its proposed products into certain markets or find that the development, manufacture or sale of its proposed products in such markets is adversely affected by the absence of such collaborative agreements. See "-- Royalty Obligations; Possible Loss of Patents and Other Proprietary Rights."

                  Early Stage of Product Development; Technological and Other Uncertainties. There can be no assurance that the Company's research and development activities will result in any commercially viable products. The development of each product will be subject to the risks of failure inherent in the development of products based on innovative technologies and the expense and difficulty of obtaining regulatory approvals. All of the potential products currently under development by the Company will require significant additional research and development, pre-clinical testing, and clinical testing prior to the submission of any regulatory application for commercial use. There can be no assurance that the Company's research or product development efforts will be successfully completed, that the products currently under development will be successfully transformed into marketable products, that required regulatory approvals will be obtained, that products can be manufactured at acceptable costs in accordance with regulatory requirements or that any approved products will be successfully marketed or achieve customer acceptance. Additional risks include the possibility that any or all of the Company's products will be found to be ineffective or toxic, or that, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that the proprietary rights of third parties will preclude the Company from marketing one or more products; and that third parties will market superior or equivalent products. See "-- No Assurance of FDA Approval; Government Regulation," "-- Dependence on Third Parties For Manufacturing; No Manufacturing Experience," "-- Dependence on Third Parties For Marketing; No Marketing Experience".

                  Royalty Obligations; Possible Loss of Patents and Other Proprietary Rights. The Company has significant license, royalty and purchase obligations which, if they fail to meet, may result in the loss of rights that could have a material adverse effect on the Company.

                  Competition. Many of the Company's competitors have substantially greater financial, technical, human and other resources than the Company. In addition, many of these competitors have significantly greater experience than the Company in undertaking pre-clinical testing and human clinical trials of new products and in obtaining United States Food and Drug Administration ("FDA") and other regulatory approvals. Accordingly, certain of the Company's competitors may obtain FDA approval before the Company.

Furthermore, if the Company is able to commence commercial production and sale of any products, it will be competing with companies having substantially greater resources and experience in these areas. Company personnel currently has limited or no experience in the production and sale of any pharmaceutical or biological products. Investors should be aware that in June 1991, the National Cancer Institute ("NCI") formalized a Collaborative Research and Development Agreement ("CRADA") for development of Taxol with Bristol-Myers Squibb Company, Inc. ("Bristol-Myers") as its pharmaceutical manufacturing and marketing partner. This CRADA granted to Bristol-Myers the exclusive use of NCI's clinical data relating to Taxol in seeking approval from the FDA until December 1997, significantly shortening the approval process and preventing any other party from obtaining FDA approval using the NCI data. Bristol-Myers received FDA approval for the commercial sale of its Taxol as a treatment for refractory ovarian cancer in December 1992 and for refractory breast cancer in April 1994. Since December 1992, Bristol-Myers has been the sole source of Taxol for commercial purposes. It is the Company's understanding that Bristol-Myers is currently conducting clinical trials required for FDA approval of Taxol for treating other cancers.

                  Uncertain Ability to Protect Proprietary Technology. The Company's success will depend, in part, on its ability to obtain patent protection for its products and processes in the United States and elsewhere. The Company has filed and intends to continue to file applications as appropriate. No assurance can be given that any additional patents will issue from any of these applications or, if patents do issue, that the claims allowed will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any patents issued to or licensed by the Company will not be challenged successfully or circumvented by others, or that the rights granted will provide adequate protection to the Company.

                  The Company is aware of patent applications and issued patents belonging to competitors and, although it has no knowledge of such, it is uncertain whether any of these, or patent applications of which it may not have any knowledge, will require the Company to alter its potential products or processes, pay licensing fees or cease certain activities. There can be no assurance that the Company will be able to obtain licenses to technology that it may require or, if obtainable, that such licenses will be at an acceptable cost. The Company's failure to obtain any requisite license to any technology may have a material adverse effect on the Company. Expensive and protracted litigation may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of others' claimed proprietary rights.

                  The Company also relies on trade secrets and confidential information that it seeks to protect, in part, by confidentiality agreements. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

                  No Assurance of FDA Approval; Government Regulation. The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of therapeutic and diagnostic pharmaceutical and biological products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more and varies substantially based upon the type, complexity and novelty of the product. The regulatory review may result in extensive delay in the regulatory approval process. Regulatory requirements ultimately imposed could adversely affect the Company's ability to clinically test, manufacture or market potential products.

         Government regulation also applies to the manufacture and marketing of pharmaceutical and biological products. The effect of government regulation may be delay marketing of new products for a considerable period of time, to impose costly procedures upon the Company's activities and inadvertently furnish a competitive advantage to larger companies competing with the Company. There can be no assurance that FDA or other regulatory approval for any products developed by the Company will be granted on a timely basis, if at all. Any such delay in obtaining, or failure to obtain, such approvals would adversely affect the marketing of any contemplated products and the ability to earn product revenue. Further, regulation of manufacturing facilities by state, local and other authorities is subject to change. Any additional regulation could limit or otherwise restrict the Company's ability to utilize any of its technologies, thereby adversely affecting the Company's operations.

                  Uncertainty Related to Health Care Reimbursement and Reform Measures. The Company's success in generating revenue from sales of human therapeutic and diagnostic products may depend, in part, on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly-approved health care products. There can be no assurance that adequate third-party insurance coverage will be available to the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing new products. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new therapeutic and diagnostic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's products, the market acceptance of these products would be adversely affected.

                  Dependence on Third Parties for Manufacturing; No Manufacturing Experience. The Company currently does not have facilities or personnel capable of manufacturing any products in commercial quantities. If the Company completes development of and obtains regulatory approval for fungal Paclitaxel, it intends to use third parties to manufacture Paclitaxel. No assurance can be given that it will be able to enter into any arrangements with such manufacturers on acceptable terms, if at all. In the future, the Company may, if it becomes economically attractive to do so, establish its own manufacturing facilities to produce other products it may develop. Building and operating production facilities would require substantial additional funds and other resources; however, there can be no assurance that such funds would be available on acceptable terms, if at all. Furthermore, there is no assurance that the Company will be able to make the transition successfully to commercial production, should it choose to do so.

                  Dependence Upon Third Parties for Marketing; No Marketing Experience. The Company currently has no marketing and sales personnel and no experience with respect to marketing pharmaceutical products. Significant additional expenditures and management resources would be required to develop an internal sales force, and there can be no assurance that such funds would be available. Furthermore, there can be no assurance that, with such sales force, the Company would be successful in penetrating the markets for any products developed. For certain products under development, the Company may seek to enter into development and marketing agreements granting exclusive marketing rights to its corporate partners in return for royalties to be received on sales, if any. Under certain of these agreements, the Company's marketing partner may have the responsibility for all or a significant portion of the development and regulatory approval. In the event that the marketing and development partner fails to develop a marketable product or fails to market a product successfully, the Company's business may be adversely affected. The sale of certain products outside the United States will also be dependent on the successful completion of arrangements with future partners, licensees or distributors in each territory. There can be no assurance that the Company will be successful in establishing any additional collaborative arrangements, or that, if established, such future partners will be successful in commercializing products.

                  Dependence Upon Key Personnel and Collaborators; Limited Management Team. The Company's success depends on the continued contributions of its executive officers, scientific and technical personnel and consultants. The Company is particularly dependent on Arthur P. Bollon, Ph.D., its Chairman, Chief Executive Officer and President, and Daniel Shusterman, its Vice President of Operations, Treasurer and Chief Financial Officer, and its senior scientists, Susan L. Berent, Ph.D., Hakim Labidi, Ph.D., Rajinder S. Sidhu, Ph.D. and Richard M. Torczynski, Ph.D. The Company currently has 18 full-time employees and no executive personnel other than Dr. Bollon and Mr. Shusterman. The Company currently has an employment agreement with Dr. Bollon which expires on November 7, 2000. Although the Company maintains "key person" life insurance in the amount of $2 million on the life of Dr. Bollon, his death or incapacity would have a material adverse effect on the Company. During the Company's limited operating history, many key responsibilities within the Company have been assigned to a relatively small number of individuals. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect the business of the Company.

                  The Company's scientific collaborators and its scientific advisors are employed by employers other than the Company and some have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to the Company. Inventions or processes discovered by such persons will not necessarily become the property of the Company but may remain the property of such persons or of such persons' full-time employers.

                  Product Liability and Insurance. The use of Company products in clinical trials and the marketing of any products may expose the Company to product liability claims. Although none of the Company's proposed products are currently in clinical trials, the Company is hopeful (although there can be no assurance) that clinical trials will commence on certain of such products during 1997. The Company currently has no product liability insurance; however, it will attempt to obtain such insurance prior to commencement of such trials, if any. There can be no assurance that the Company will be able to obtain sufficient insurance at a reasonable cost, if at all. In the event of a successful suit against the Company, lack or insufficiency of insurance coverage could have a material adverse effect on the Company. Furthermore, certain distributors of pharmaceutical and biological products require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for distribution. Failure to satisfy such insurance requirements could impede the ability of the Company to achieve broad distribution of its proposed products, which would have a material adverse effect upon the business and financial condition of the Company. See "Business-Product Liability Insurance."

                  Dividend Policy. Since its inception, the Company has not paid any dividends on its Common Stock. The Company intends to retain future earnings, if any, to provide funds for the operation of its business and, accordingly, does not anticipate paying any cash dividends on its Common Stock in the reasonably foreseeable future. Furthermore, the terms of the Company's outstanding Series A Preferred Stock do not allow for the payment of cash dividends on the Common Stock unless and until all accrued and unpaid dividends on the Series A Preferred Stock shall have been paid or set apart for payment.

                  Indemnification of Officers and Directors. The Company's Certificate of Incorporation includes certain provisions permitted pursuant to Delaware law whereby officers and directors of the Company are to be indemnified against certain liabilities. The Company's Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care. In addition, an insurance policy, which provides for coverage for certain liabilities of its officers and directors has been issued to the Company. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  Possible Restriction on "Market Making" Activities in the Company's Securities; Illiquidity. Bruce Meyers and Peter Janssen beneficially own approximately 10.1% and 9.9%, respectively, of the outstanding shares of Common Stock, which represents approximately 9.1% and 9.0%, respectively, of the total outstanding voting securities of the Company. See "Principal Stockholders." JMA is a limited partnership of which Messrs. Meyers and Janssen are the principals of the corporate general partner. If JMA and/or its affiliates are deemed to have control of the Company, regulatory requirements of the Commission and the Nasdaq Stock Market, Inc. and the New York Stock Exchange, Inc. could prevent JMA from engaging in market making activities relating to the Company's securities. If JMA is unable to make a market in the Company's securities because it is deemed to have effective voting control of the Company or if, for any other reason, it chooses not to or is unable to make a market in the Company's securities, there can be no assurance that any other broker-dealers would make a market in the Company's securities. Without market makers, it would be very difficult for holders of the Company's securities to sell their securities in the secondary market, and the market prices for such securities would be adversely affected. Moreover, there can be no assurance that an active trading market for the Company's securities will develop or be maintained whether or not JMA makes a market in the Company's securities. In the absence of such a market, investors may be unable to liquidate their investment in the Company. See "-- Absence of Public Market; Possible Volatility of Common Stock and Warrant Prices."

                  Possible Delisting of Securities from the Nasdaq Stock Market. The Company's Common Stock is quoted on the Nasdaq SmallCap Market under the Symbol CYPH. However, there can be no assurance that the Company will continue to meet the criteria for continued listing of securities on the Nasdaq SmallCap Market adopted by the Commission. These continued listing criteria include a minimum of $2,000,000 in total assets, a minimum bid price of $1.00 per share of common stock and total equity of $1,000,000. If an issuer does not meet the $1.00 minimum bid price standard, it may, however, remain on the Nasdaq SmallCap Market if the market value of its public float is at least $1,000,000 and the issuer has capital and surplus of at least $2,000,000. Nasdaq has recently proposed more stringent revisions to its maintenance criteria which, if adopted, would make it more difficult for a company to maintain its listing. If the Company became unable to meet the continued listing criteria of the Nasdaq SmallCap Market, because of continued operating losses or otherwise, and became delisted therefrom, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the NASD's "Electronic Bulletin Board." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the value of, the Company's securities.

                  Risk of Low-Priced Stocks; "Penny Stock" Regulations. If the Company's securities are delisted from the Nasdaq SmallCap Market, they may become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker/dealers that sell such securities except in transactions exempted by such Rule, including transactions meeting the requirements of Rules 505 or 506 or Regulation D under the Act, and transactions in which the purchaser is an institutional accredited investor (as defined) or an established customer (as defined) of the broker/dealer. For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the Rule may affect the ability and/or willingness of broker-dealers to sell the Company's securities and may consequently affect the ability of purchasers to sell any of the securities acquired.

                  The Commission has also adopted regulations which define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Unless exempt, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure also has to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The foregoing penny stock restrictions will not apply to the Company's securities if such securities are listed on the Nasdaq SmallCap Market and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company were exempt from such restrictions, it would remain subject to
Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of penny stock from associating with a broker-dealer or participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the prices of and market liquidity for the Company's securities could be severely adversely affected.

                  Immediate and Substantial Dilution. At December 31, 1996, the Company had a net tangible book value of approximately $.16 per share. Therefore, because purchasers of the shares of Common Stock will pay more than the book value of such shares, they will experience immediate and substantial dilution of their ownership of the Company.

                  Shares Eligible for Future Sale; Registration Rights; Potential Dilutive Effect of Outstanding Securities and Possible Negative Impact on Future Financings. Certain of the Company's outstanding securities are, and will be, "restricted securities" as that term is defined in Rule 144 promulgated under the Act and may, under certain circumstances, be sold without registration pursuant to Rule 144. Furthermore, all of the shares of Common Stock issued upon conversion of the Company's Preferred Stock may, under certain circumstances, also be sold without registration pursuant to Rule 144. To the Company's knowledge, a significant number of such holders may avail themselves of Rule 144 to effect the sales of such securities.

                  The holders of the unit purchase option (the "Unit Purchase Option") issued in the Company's initial public offering of its securities have certain demand registration rights with respect to the securities underlying such Option, which would permit resale of the securities acquired upon exercise thereof commencing November 2, 1998. Holders of shares of Common Stock outstanding, and shares of Series A Preferred Stock convertible into an equal number of shares of Common Stock (collectively, the "Registrable Securities") have certain demand and "piggyback" registration rights with respect to such Registrable Securities commencing December 7, 1996 and ending November 7, 2000. The holders of more than 50% of the Registrable Securities may request that the Company file a registration statement under the Act, and, subject to certain conditions, the Company generally will be required to use its best efforts to effect any such registration. In addition, if the Company proposes to register any of its securities, either for its own account or for the account of other stockholders, the Company is required, with certain exceptions, to notify the holders described above and, subject to certain limitations, to include in the first two such registration statements filed after December 7, 1996 and before November 7, 2000, all of the shares of the Registrable Securities requested to be included by such holders. Holders of 20,000 shares of Common Stock issued by the Company in connection with the formation of the joint venture with Pestka Biomedical Laboratories, Inc. also have certain "piggy-back" registration rights. Holders of options and warrants to acquire an aggregate of 211,000 shares of Common Stock granted and issued in connection with financial advisory and public relations services and pursuant to a license agreement also have "piggyback" registration rights. Exercise of one or more of these registration rights may involve substantial expense to the Company and may adversely affect the terms upon which the Company may obtain additional financing. The Company has given notice to all such holders of this Registration Statement and requested that they advise the Company if they desire to include their shares in this Registration Statement.

                  The sale, or availability for sale, of substantial amounts of Common Stock and/or warrants in the public market pursuant to Rule 144 or otherwise could adversely affect the market price of the Common Stock and the Company's other securities and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing. Also, to the extent that the Unit Purchase Option, any options granted under the Company's stock option plans or any other rights, warrants and options are exercised, the ownership interest of the Company's stockholders will be diluted correspondingly. If, and to the extent that, the Company in the future reduces the exercise price(s) of outstanding warrants and/or options, the Company's stockholders could experience additional dilution.

                  Absence of Public Market; Possible Volatility of Common Stock. There can be no assurances that an active market for the Common Stock will be sustained. The market prices for securities of emerging health care companies have been highly volatile. Announcements of biological or medical discoveries or technological innovations by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, regulatory developments in both the United States and foreign countries, public concern as to the safety of new technologies, general market conditions, quarterly fluctuations in the Company's revenues and financial results and other factors may have a significant impact on the market price of the Company's securities.

                  Potential Anti-takeover Effects. The Company is governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholders. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. As a result of the application of Section 203, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transaction. In addition, certain provisions contained in each of the employment agreements with each of Dr. Arthur P. Bollon, Chairman, President and Chief Executive Officer of the Company, and Mr. Daniel Shusterman, Vice President of Operations, Treasurer and Chief Financial Officer of the Company, obligate the Company to make certain salary payments if employment is terminated without just cause or due to a Disability (as defined therein).

                  Possible Adverse and Anti-takeover Effects of Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of a maximum of 10,000,000 shares of preferred stock on terms which may be fixed by the Company's Board of Directors without further stockholder action. Of these 10,000,000 shares, 4,000,000 shares have been designated Series A Preferred Stock. The terms of the Series A Preferred Stock include dividend and liquidation preferences and conversion rights which could adversely affect the rights of holders of the Common Stock. In addition, each share of Series A Preferred Stock is entitled to one vote on all matters on which the Common Stock has the right to vote. Holders of Series A Preferred Stock are also entitled to vote as a separate class on any proposed adverse change in the rights, preferences or privileges of the Series A Preferred Stock and any increase in the number of authorized shares of Series A Preferred Stock. Furthermore, the terms of any additional series of preferred stock, which may also include priority claims to assets and dividends, as well as special voting rights, could adversely affect the rights of holders of the Common Stock being offered hereby. The Company has no current plans to issue additional preferred stock other than in payment of in-kind dividends. The issuance of such preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock, otherwise dilute or subordinate the rights of holders of Common Stock and adversely affect the market price of the Common Stock. See "-- Dividend Policy."

                            FINANCIAL INFORMATION(1)

         The following December 31, 1996 as adjusted balance sheet gives effect to the issuance by the Company in February 1997 of an aggregate of 250,000 shares of Common Stock and 50,000 Shares of Preferred Stock in consideration of an aggregate of $500,000. The December 31, 1996 as adjusted balance sheet assumes such issuances occurred as of December 31, 1996. This table should be read in conjunction with the Company's audited financial statements and related notes thereto, which are incorporated herein by reference in this Prospectus.


=================================================================================================
                                                                         ASSETS
                                                                    December 31, 1996
                                                                    -----------------
                                                                     (in thousands)

                                                          Actual                     As Adjusted
-------------------------------------------------------------------------------------------------
Total current assets                                    $2,893,000                     $3,343,000
Other assets                                               988,000                        988,000
                                                        -----------                    ----------
     Total assets                                       $3,881,000                     $4,331,000
-------------------------------------------------------------------------------------------------
                                                                     LIABILITIES AND
                                                                      STOCKHOLDERS'
                                                                          EQUITY
-------------------------------------------------------------------------------------------------
Total current liabilities                               $  350,000                     $  350,000
Other liabilities                                        1,219,000                      1,219,000
                                                        -----------                     ---------
     Total liabilities                                  $1,569,000                     $1,569,000
-------------------------------------------------------------------------------------------------
Stockholders' Equity
         Preferred Stock, $.01 par value;
         authorized 10,000,000 shares; Shares
         issued or outstanding:
         1,228,629 (actual) at December 31, 1996
         and 1,278,629 (as adjusted) at December
         31, 1996.                                           12,000                       13,000

         Common Stock, $.01 par value; authorized
         30,000,000 shares Shares
         issued and outstanding: 7,730,546
         (actual) at December 31,1996; and
         7,980,546 (as adjusted) at December 31,
         1996.                                               78,000                       81,000

-------------------------------------------------------------------------------------------------
Additional paid-in capital                               14,074,000                   14,520,000
Accumulated deficit                                     (11,852,000)                 (11,852,000)
                                                         ----------                  ------------
  Total Stockholders' Equity                              2,312,000                    2,762,000
                                                         -----------                -------------
  Total Liabilities and Stockholders' Equity              3,881,000                    4,331,000
                                                        ==============              =============
=================================================================================================

-------------------------
(1) Adjusted to give effect to the issuance of 250,000 shares of Common Stock and 50,000 shares of Series A Preferred Stock of the Company and the receipt of the net proceeds therefrom after deducting estimated offering costs of $50,000.

                                 USE OF PROCEEDS


                  None of the proceeds from the sale of the shares by the Selling Stockholder will be received by the Company.


                               SELLING STOCKHOLDER

                  The following table sets forth certain information, as of the date hereof, with respect to the Shares held by the Selling Stockholder.

                  The Selling Stockholder was issued the securities being offered by it hereby in February 1997 upon the exercise of an outstanding Purchase Option for an aggregate consideration of $250,000. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholder named below.


---------------------------------------------------------------------------------------------------------------------------
                                             Number of
                                             Shares                               Number of
                                             Owned                                Shares Owned         % of Shares to
Name of Selling          Consideration       Before the       Shares Being        After the            be Owned After
Shareholder              Paid                Offering         Offered             Offering (1)         the Offering (3)
----------------         -----------------   -----------      ---------------     ------------         ----------------
D.H. Blair
Investment Banking
Corp. (2)                 $250,000           352,500            150,000             202,500               2.4%
---------------------------------------------------------------------------------------------------------------------------

----------------------

(1)      Assumes that all Shares offered by this Prospectus are sold.
(2) The address for D.H. Blair Investment Banking corp. ("Blair") is 44 Wall Street, 2nd Floor, New York, New York 10005. Consists of (i) 150,000 shares of Common Stock and (ii) options to acquire warrants to purchase 202,500 shares of Common Stock, all of which are held by Blair and are currently exercisable. Excludes shares of Common Stock owned by an officer of Blair, beneficial ownership of which shares is disclaimed by Blair.
(3)      Based on 8,180,556 shares of Common Stock outstanding as of April 14,
         1997.

                              PLAN OF DISTRIBUTION


                  This Prospectus may be used from time to time by the Selling Stockholder offering the Shares registered hereby for sale in transactions in which it may be deemed to be an underwriter within the meaning of the Act. The Shares may be sold from time to time directly by the Selling Stockholder or by pledgees, donees, transferees or other successors in interest. Alternatively, the Shares may be offered from time to time by the Selling Stockholder to or through brokers or dealers who may act solely as agent, or may acquire shares as principal. The distribution of the Shares may be effected in one or more transactions that may take place on the National Association of Securities Dealers, Inc., including block trades, ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales. In connection with such sales, the Selling Stockholder and any participating broker or dealer may be deemed an "underwriter" as defined in the Act.


                                     EXPERTS

                  The financial statements of the Company appearing in its Annual Report on Form 10-KSB for the year ended December 31, 1996, have been audited by Richard A. Eisner Company, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

                  Certain legal matters relating to the Shares will be passed upon for the Company by Morrison Cohen Singer & Weinstein, LLP, 750 Lexington Avenue, New York, New York 10022. Certain members of Morrison Cohen Singer & Weinstein, LLP are beneficial and/or record owners of securities of the Company.

                          CYTOCLONAL PHARMACEUTICS INC.




                         150,000 Shares of Common Stock


                                   PROSPECTUS





                                 April ___, 1997

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.          Other Expenses of Issuances and Distribution

                  S.E.C. Registration................................  $ 187.50
                  Legal Fees and Expenses............................    40,000
                  Accountants' Fees and Expenses.....................     7,500
                  Miscellaneous......................................  2,312.50
                                                                       --------
                  Total..............................................  $ 50,000
                                                                       ========

Item 15.          Indemnification of Directors and Officers

                  The Certificate of Incorporation and By-Laws of the Registrant provides that it shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

                  The Registrant's Certificate of Incorporation includes certain provisions permitted pursuant to GCL whereby officers and Directors of the Registrant are to be indemnified against certain liabilities. The Registrant's Restated Certificate of Incorporation also limits, to the fullest extent permitted by GCL, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and
(iv) any transaction from which the director derives an improper personal benefit. GCL does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care. In addition, the Registrant has obtained an insurance policy providing coverage for certain liabilities of its officers and Directors.

                  In accordance with Section 102(a)(7) of the GCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7).

                  Insofar as indemnification for liabilities under the Act may be permitted to Directors, officers or controlling persons of the Registrant pursuant to its By-laws and the GCL, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.          Exhibits

Exhibit No.       Description
-----------       -----------

5.1               Opinion of Morrison Cohen Singer & Weinstein, LLP

23.1              Consent of Richard A. Eisner Company, LLP.

23.2 Consent of Morrison Cohen Singer & Weinstein, LLP (included in Exhibit 5.1).

Item 17.          Undertakings.

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 16th day of April, 1997.


                           CYTOCLONAL PHARMACEUTICS INC.

                           By:   /s/  Arthur P. Bollon
                              --------------------------------------------
                               Arthur P. Bollon, Ph.D, Chairman, President
                               and Chief Executive Officer


                  Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the date indicated.


Signature                           Title                                               Date
---------                           -----                                               ----

/s/ Arthur P. Bollon                Chairman, President and                             April 16, 1997
-------------------------------     Chief Executive Officer and
Arthur P. Bollon                    Director (principal executive
                                    officer)


/s/ Daniel M. Shusterman            Vice President Operations,                          April 16, 1997
-------------------------------     Treasurer and Chief Financial
Daniel M. Shusterman, J.D.          Officer (principal financial
                                    and accounting officer)


/s/ Ira Gelb                        Director                                            April 16, 1997
-------------------------------
Ira Gelb, M.D.

/s/ Irwin C. Gerson                 Director                                            April 16, 1997
-------------------------------
Irwin C. Gerson


/s/ Walter M. Lovenberg             Director                                            April 16, 1997
-------------------------------
Walter M. Lovenberg, Ph.D.

                                  EXHIBIT INDEX



Exhibit No.                Description                                                                     Page No.
-----------                -----------                                                                     --------

5.1                        Opinion of Morrison Cohen Singer & Weinstein, LLP

23.1                       Consent of Richard A. Eisner Company, LLP

23.2                       Consent of Morrison Cohen Singer & Weinstein, LLP (included in Exhibit 5.1)